Exhibit 2.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of September 9, 2019 (this “Amendment”), is entered into by and among ARTESYN EMBEDDED TECHNOLOGIES, INC., a Florida corporation (the “Company”), PONTUS INTERMEDIATE HOLDINGS II, LLC, a Delaware limited liability company (“Seller”), PONTUS HOLDINGS, LLC, a Delaware limited liability company (“Parent”), and ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation (“Purchaser”), with reference to that certain Stock Purchase Agreement dated as of May 14, 2019 (the “Purchase Agreement”) by and among the Company, Seller, Parent and Purchaser.  Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Purchase Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Seller, Parent and Purchaser hereby agree as follows:

1.          Certain Employee Matters.

(a)         The updated employee census (and changes from the previously agreed-upon July 10, 2019 version) provided to Purchaser and uploaded to folder 6.4.8.1 of the Data Room on September 3, 2019 is the employee census as reasonably adjusted by agreement of the parties, and shall be the employee census referenced in the Purchase Agreement, including in the appendices thereto.

(b)         Schedule A attached hereto sets forth, for each named current or former employee of the Company Entities set forth on such Schedule A, certain estimated expenses resulting from the separation of employment of such individuals that are anticipated to be incurred by the Company Entities following the Closing (which amounts have been calculated without taking into account additional costs for the employer portion of any payroll, social security, unemployment or similar Taxes that would arise as a result of each such payment).  Seller shall, to the extent that such expenses are actually incurred by Purchaser and the Company Entities within the one-year period following the Closing, promptly reimburse Purchaser and the Company Entities on written demand (in reasonable detail and accompanied by reasonable support) for the amounts actually incurred, including the employer portion of any payroll, social security, unemployment or similar Taxes that would arise as a result of each such payment.

2.          Target Amount; Business Financial Statements; Satisfaction of Intercompany Obligations.

(a)         The definition of Target Amount set forth in Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“ “Target Amount” means One Hundred Seven Million Five Hundred Nineteen Thousand Dollars ($107,519,000.00).”

(b)         The Business Financial Statements set forth on Section 4.06 of the Disclosure Schedule are hereby replaced with the attachments to Schedule B attached hereto.

(c)         The Purchase Agreement provides, including in Section 6.12(b) thereof, that Seller shall satisfy, cancel or otherwise eliminate any intercompany accounts between the Company Entities, on the one hand, and the entities comprising the Retained Business conducted by Consumer HK Holdco II Limited, an indirect wholly owned subsidiary of Seller (“Consumer Holdco”) and its Affiliates, on the other hand (the “Consumer Accounts”).  Notwithstanding such provisions, the release in Section 10.17 of the

Purchase Agreement or the Agreed Accounting Principles (including as described on Schedule 2.04(b) to the Purchase Agreement), and in precedence thereto, any Consumer Accounts that have not been so satisfied, cancelled or eliminated as of the Closing Date, and so remain outstanding (“Outstanding Consumer Accounts”), shall be included in Closing Net Working Capital as estimated and as finally determined pursuant to Section 2.04 of the Purchase Agreement (the date payment is made as contemplated by Section 2.04(g) of the Purchase Agreement after final determination of Closing Net Working Capital, the “Closing NWC Payment Date”), and to the extent representing accounts payable of the Company Entities, shall be timely paid by the applicable Company Entity to the Retained Business, and to the extent representing accounts receivable of the Company Entities, Seller and Parent shall cause such amounts to be timely paid by the Retained Business.  To the extent any Outstanding Consumer Accounts have not been paid as provided above by the date of final determination of Closing Net Working Capital pursuant to Section 2.04 of the Purchase Agreement, such amounts shall be excluded from the final determination of Closing Net Working Capital (and the final determination of Closing Net Working Capital shall be adjusted accordingly to account for such adjustment).

3.          Closing Net Working Capital; Consumer Payables and Consumer Receivables

(a)         For purposes of calculating Closing Indebtedness, amounts under the Corporate Bonus Plan shall be deemed fully earned through the Closing Date and shall be accrued accordingly, and that Purchaser, in compliance with Section 6.05(b) of the Purchase Agreement, will pay out without reduction such accrued amounts to the recipients thereof when due under the Corporate Bonus Plan.

(b)         Notwithstanding the intention of the parties that all Retained Business assets and liabilities be transferred from the Company Entities prior to the Closing (and notwithstanding the release in Section 10.17 of the Purchase Agreement), certain accounts payable of the Retained Business with respect to which a Company Entity is the payor will remain with the applicable Company Entity as of the Closing (the “Consumer Payables”) and certain accounts receivable of the Retained Business with respect to which a Company Entity is the payee will remain with the applicable Company Entity as of the Closing (the “Consumer Receivables”).  Seller and Parent represent and warrant that the only such Consumer Payables and Consumer Receivables that will remain outstanding within the Company Entities as of the Closing are those with the customers and suppliers of the Retained Business, such customers and such suppliers that are material being described on Schedule C attached hereto.  Notwithstanding anything to the contrary in the Purchase Agreement (including the Agreed Accounting Principles), and in precedence thereto, any Consumer Payables and Consumer Receivables shall be included in Closing Net Working Capital as estimated and as finally determined pursuant to Section 2.04 of the Purchase Agreement; provided, however, that to the extent any Consumer Receivables are not collected, or any Consumer Payables are not paid (to the extent then due), by the date of final determination of Closing Net Working Capital pursuant to Section 2.04 of the Purchase Agreement, such amounts shall be excluded from the final determination of Closing Net Working Capital (and the final determination of Closing Net Working Capital shall be adjusted accordingly to account for such adjustment).

(c)         A Promissory Note executed by Consumer Holdco in favor of AIL dated on or about 9/6/19 in the amount of $27,000,000 (the “Note”) shall remain in place at Closing (notwithstanding the release in Section 10.17 of the Purchase Agreement) and shall be included in Closing Net Working Capital as estimated and as finally determined pursuant to Section 2.04 of the Purchase Agreement; provided, however, that to the extent the amounts due under the Note have not been paid to AIL by the date of final determination of Closing Net Working Capital pursuant to Section 2.04 of the Purchase Agreement, such amounts shall be excluded from the final determination of Closing Net Working Capital (and the final determination of Closing Net Working Capital shall be adjusted accordingly to account for such adjustment).  Seller and Parent shall cause Consumer Holdco to pay the following amounts as of the dates indicated below (the date of final payment (in full) of the amounts due under the Note, the “Note Payment Date”):

•     $16,000,000 payable on October 11, 2019

•     $11,000,000 payable on November 8, 2019

•     Entire Balance of the Note payable upon a sale of all or a substantial portion of the assets or equity (or other transaction resulting in a change in control) of Consumer Holdco

(d)         Seller and Parent acknowledge and agree that AIL (or such other Company Entity that is the obligor of Consumer Payables) shall only be required to make payment on the Consumer Payables upon the later of (x) the due date of such amounts and (y) receipt of an equivalent amount of funds from collection of the Consumer Receivables or payments under the Note as required hereunder.  As and when Purchaser or any applicable Company Entity receives payment on Consumer Receivables or the Note, Purchaser agrees to cause an equivalent amount of Consumer Payables to be timely paid in accordance with the immediately preceding sentence.

(e)         Seller and Parent shall indemnify and promptly reimburse Purchaser, AIL or the applicable Company Entity for (i) any Liabilities or Losses directly or indirectly resulting from or arising out of or under any Consumer Payables (including to the extent resulting from the failure to receive payment under the Note or Consumer Receivables), but solely to the extent actually incurred by the applicable Indemnified Party and not included in the final determination of Closing Net Working Capital, and (ii) any out-of-pocket third party costs actually incurred by the applicable Indemnified Party in connection with disputes with suppliers in connection with any Consumer Payables; provided that, to the extent Liabilities or Losses in connection with Consumer Payables are sustained due to a failure to receive payment under the Note or Consumer Receivables, and payment is made under this Section 3(e), AIL will promptly transfer to Seller a corresponding portion of the Note or portion of Consumer Receivables in an equivalent amount for which payment was not received.

(f)          Seller hereby confirms to Purchaser that the transfer of the customer contract, including all applicable statements of work and non-disclosure agreements, with the Retained Business customer designated as “CN1” from Astec America, LLC (“Astec”) to Consumer Holdco has been completed and that the rights and obligations of Astec thereunder have been terminated and Astec is no longer a party thereto (the “Assignment”).  Seller and Parent represent and warrant, on their own behalf and on behalf of Consumer Holdco, that the products in development for customer CN1 described in Section 4.20(a)(ii) of the Disclosure Schedule are not subject to the Assignment and are not part of the Retained Business.

(g)         Notwithstanding the intention of the parties that all Business assets and liabilities be transferred from the Retained Subsidiaries to the Company Entities prior to the Closing (and notwithstanding the release in Section 10.17 of the Purchase Agreement), certain accounts payable of the Business with respect to which a Retained Subsidiary is the payor will remain with the applicable Retained Subsidiary as of the Closing (the “Power Payables”).  Seller and Parent agree to cause the Retained Subsidiaries to pay, when due, such Power Payables.  To the extent not paid when due, Purchaser may, at its sole option, cause such amounts to be paid by a Company Entity, and in such case, any amounts so paid by a Company Entity shall be included as liabilities of the Company Entities in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.04 of the Purchase Agreement (and the final determination of Closing Net Working Capital shall be adjusted accordingly to account for such adjustment).

4.          Retained Amounts.  For the period beginning on the Closing Date and ending on the later of (i) the Note Payment Date and (ii) satisfaction in full of the Power Payables (the “Applicable Period”),

Seller and Parent shall not (and shall cause Consumer Holdco and Consumer HK Holdco I Limited (“Consumer Parent”) not to, other than distributions to Consumer Parent, Seller or Parent) make any distribution or payment to their direct or indirect equityholders or Affiliates of their direct or indirect equityholders, including in connection with the proceeds of the transactions contemplated by the Purchase Agreement or any sale of all or a substantial portion of the assets or equity (or other transaction resulting in a change in control) of Consumer Holdco, other than pursuant to ordinary course arms’ length commercial transactions related to the operation of the Retained Business (excluding for clarity, management fees or similar payments to direct or indirect equityholders of Parent or Affiliates such direct or indirect equityholders).  Seller and Parent will notify Purchaser promptly following completion of the closing of a sale of all or a substantial portion of the assets or equity (or other transaction resulting in a change in control) of Consumer Holdco.

5.          Consumer-Used Patents.  Seller and the Company Entities have identified certain patents held by the Company Entities that are used in the Retained Business conducted by Consumer HK Holdco II Limited, none of which involve critical technology, critical design features or trade secrets of the Business (such patents, the “Consumer-Used Patents”).  Purchaser hereby consents to the execution of the Patent License Agreement attached as Schedule D hereto and executed and delivered concurrently with, and as a condition precedent to, the Closing.

6.          Letters of Credit.  Bank of America, N.A., and/or its Affiliates (“BofA”) have issued the letters of credit set forth on Schedule E hereto (the “Letters of Credit”) and referenced on Schedule 1 to that certain pay-off letter issued by BofA to the Company in connection with the transactions contemplated by the Purchase Agreement (the “Pay-Off Letter”).  BofA is requiring that such Letters of Credit be cash collateralized in the respective amounts set forth on Schedule E hereto (the “Cash Collateral Amount”).  The Cash Collateral Amount with respect to the Letters of Credit in subsection (1) of Schedule E shall not constitute Restricted Cash, but shall be included in Indebtedness, under the Purchase Agreement.  The Cash Collateral Amount with respect to the Letter of Credit in subsection (2) of Schedule E shall constitute Restricted Cash, and shall be included in Indebtedness, under the Purchase Agreement.  Upon surrender and cancellation of each applicable Letter of Credit, the portion of Cash Collateral Amount applicable thereto will be returned to the Company pursuant to, and as further described in, the Pay-Off Letter, and, solely with respect to the Letter of Credit in subsection (2) of Schedule E, Purchaser shall cause the Company to promptly remit to Seller such portion of Cash Collateral Amount applicable thereto that is received by the Company.  Seller shall reasonably cooperate and assist Purchaser and the Company Entities to obtain the surrender of the Letters of Credit from the applicable third party beneficiaries thereof.

7.          Effect of Amendment. Except as specifically amended by this Amendment, the terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Purchase Agreement, the terms of this Amendment shall govern and prevail. Upon the effectiveness of this Amendment, each reference (i) in the Purchase Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Purchase Agreement shall mean and refer to the Purchase Agreement as amended by this Amendment, and (ii) in any other related document or instrument to the “Purchase Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Purchase Agreement shall mean and refer to the Purchase Agreement as amended by this Amendment.

8.          Miscellaneous.

(a)         Incorporation of Prior Agreements; Amendments; Binding Effect. This Amendment contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Amendment may be amended or added to except in compliance with the Purchase Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(b)         Counterparts; Electronic Delivery.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Amendment may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.  In the event any party delivers a facsimile copy of a signature page to this Agreement, such party shall deliver an originally executed signature page within five (5) days of another party’s request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed by its respective duly authorized representative as of the date first written above.

PURCHASER:

ADVANCED ENERGY INDUSTRIES, INC.

By:
Name:
Title:

THE COMPANY:

ARTESYN EMBEDDED TECHNOLOGIES, INC.

By:
Name:
Title:

SELLER:

PONTUS INTERMEDIATE HOLDINGS II, LLC

By:
Name:
Title:

PARENT:

PONTUS HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Amendment to Stock Purchase Agreement